FIRST AMENDMENT TO SUBLEASE

This FIRST AMENDMENT TO SUBLEASE dated as of June __, 2009 (this “Amendment”) between MEREDITH CORPORATION, having an office at 1716 Locust Street, Des Moines, Iowa 50309 (“Sublandlord”), and INTRALINKS, INC., having an office at 150 East 42nd Street, 8th Floor, New York, New York 10017 (“Subtenant”).

WITNESSETH:

WHEREAS, Sublandlord and Subtenant entered into that certain Sublease dated as of September 24, 2007 (the “Original Sublease”, as modified by this Amendment, the “Sublease”), covering a portion of the 8th floor (the “Premises”) of the building known as 150 East 42nd Street, New York, New York (the “Building”), all as more particularly described in the Sublease; and

WHEREAS. Sublandlord and Subtenant desire to amend the Original Sublease to (i) provide for the subleasing by Subtenant of the balance of Sublandlord’s remaining space on the 8th floor of the Building, which space is shown as the portion not cross-hatched on Exhibit A attached hereto (the “Additional Premises”), and (ii) otherwise modify the terms and conditions of the Original Sublease, on the terms hereinafter set forth.

NOW. THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant agree as follows;

1.           Capitalized Terms. All capitalized terms used and not otherwise defined in this Amendment shall have the respective meanings ascribed to them in the Sublease.

2.           Lease of Additional Premises. (a) Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord the Additional Premises for a term commencing on the later of (i) the date upon which Sublandlord receives written consent from Hiro Real Estate Co. (“Overlandlord”) to Subtenant’s subleasing of the Additional Premises from Sublandlord (the “Overlandlord Consent”) (which Overlandlord Consent shall be evidenced by Overlandlord’s signature appended hereto or a separate consent in the form utilized by Overlandlord), or (ii) the date upon which Sublandlord delivers possession of the Additional Premises to Subtenant (the later of such dates, the “Additional Premises Commencement Date”; provided, however, that Sublandlord shall notify Subtenant on the date it receives the Overlandlord Consent), and ending on the Sublease Expiration Date, or such earlier date upon which the term of the Sublease may expire or be terminated pursuant to any of the conditions of limitation or other provisions of the Sublease or pursuant to law. upon all of the terms and conditions of the Original Sublease. as modified by this Amendment. Following the execution of this Amendment by Sublandlord and Subtenant. Sublandlord shall promptly and diligently pursue the Overlandlord Consent in accordance with the terms and conditions of the Overlease (as such term is hereinafter defined below). Sublandlord and Subtenant shall execute an instrument in form and substance reasonably acceptable to both parties setting forth the Additional Premises Commencement Date;

provided, however, that the failure to prepare or execute such instrument shall not affect or be a condition to the commencement of the sublease of the Additional Premises. Notwithstanding anything to the contrary contained herein, prior to the Additional Premises Commencement Date and upon Sublandlord’s prior reasonable approval, Subtenant may enter the Additional Premises, at times reasonably convenient to Sublandlord, solely to inspect the Additional Premises (including FF&E (as such term is hereinafter defined below)) and to take inventory of the FF&E.

(b)           Notwithstanding anything in this agreement to the contrary, Sublandlord shall endeavor to deliver the Additional Premises to Subtenant on or before June 30, 2009; provided, however, that so long as Sublandlord takes reasonable steps to timely vacate the Additional Premises, and without prejudice to Subtenant’s right to possession of the Additional Premises and specific performance of this Amendment, failure of Sublandlord to deliver possession of the Additional Premises to Subtenant on such date shall not be grounds for termination of this Amendment, and such failure shall not impair the validity of this Amendment.

(c)           Effective as of the Additional Premises Commencement Date, Subtenant shall sublease the Additional Premises upon all of the terms and conditions of the Original Sublease, except as follows:

(i)           The fixed rent payable under the Sublease with respect to the Additional Premises shall be an amount equal to (A) $456,120.00 per annum ($38,010.00 per month) for the period commencing on the Additional Premises Commencement Date and ending on the day preceding the first year anniversary of the Additional Premises Commencement Date, both dates inclusive (subject, however, to the rent abatement described in Section 2(c)(iv) below), and (B) $465,242.40 per annum ($38,770.20 per month) for the period commencing on the first year anniversary of the Additional Premises Commencement Date and ending on the day preceding the second year anniversary of the Additional Premises Commencement Date, both dates inclusive, and (C) $474,547.24 per annum ($39,545.60 per month) for the period commencing on the second year anniversary of the Additional Premises Commencement Date and ending on the Sublease Expiration Date, both dates inclusive, payable at the times and in the manner specified in the Sublease for the payment of fixed rent. If the Additional Premises Commencement Date is other than the first day of a calendar month, then the fixed rent payable with respect to the Additional Premises shall be appropriately pro-rated.

(ii)           The Additional Premises shall be deemed, without representation by either party, to consist of 15,204 rentable square feet for all purposes of the Sublease.

(iii)           Subtenant shall continue to pay all additional rent payable pursuant to the Original Sublease, including Section  1.2 thereof, except that with respect to the Additional Premises only, (A) Subtenant’s proportionate share of ‘creases in Taxes (as such term is defined in the Overlease) over the Premises Base Tax Year (as such terra is hereinafter defined below) shall be deemed to be 1.05% and (B) the “Additional Premises Base Tax Year” shall be the Taxes as finally determined for the 2009/2010 tax fiscal year of New York City.

(iv)           Notwithstanding the foregoing, provided that the Sublease is in full force and effect and Subtenant shall not be in default beyond the expiration of any applicable notice and cure periods set forth in the Sublease of any of the terms, conditions or covenants contained in the Sublease. Subtenant’s obligation to pay fixed rent in the amount of $38,010.00, with respect to the Additional Premises only, shall be abated for the period commencing on the Additional Premises Commencement Date and ending thirty (30) days thereafter, both dates inclusive.

(d)           Subtenant has inspected the Additional Premises and agrees (A) to accept possession of the Additional Premises in the “as is” condition existing on the Additional Premises Commencement Date, it being agreed, however, that Sublandlord shall deliver the Additional Premises to Subtenant vacant (except for FF&E), broom-clean, and in the same condition existing on the date hereof, ordinary wear and tear excepted, (B) that, except as otherwise provided in the Sublease, neither Sublandlord nor Sublandlord’s agents have made any representations or warranties with respect to the Additional Premises, the Premises or the Building, and (C) Sublandlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations or improvements to the Additional Premises to prepare the Additional Premises for Subtenant’s occupancy, except as follows:

(i)           The Additional Premises shall include the furniture, fixtures and equipment set forth on the furniture plan and inventory attached hereto as Exhibit B (the “FF&E”), the cost of which shall be included in fixed rent, for the remainder of the Sublease Term. The terms and conditions of the Sublease shall apply to the FF&E, including, without limitation, the fact that the FF&E shall be delivered in its “as-is” condition. If Subtenant is not in default under the Sublease beyond the expiration of any applicable notice and cure periods, then in consideration of the fixed rent and additional rent payable under the Sublease plus the additional sum of One Dollar ($1.00), the FF&E shall become the exclusive property of Subtenant at the end of the Sublease Term. This section shall be self-operative and no further instrument of transfer or conveyance with respect to the FF&E shall be required. Sublandlord represents and warrants to Subtenant that as of the date hereof (which shall be deemed to be remade as of the Additional Premises Commencement Date), (a) the FF&E is in working order, and (b) Sublandlord owns the FF&E free and clear of all liens and other encumbrances. During the Sublease Term, Subtenant shall have the right to dispose of any unwanted FF&E as it deems appropriate, at its sole cost and expense.

(ii)           Sublandlord represents and warrants to Subtenant that as of the date hereof (which shall be deemed to be remade as of the Additional Premises Commencement Date), to the best of its knowledge, the Additional Premises are in compliance with all codes and regulations pursuant to any federal, state or local governmental law or regulation, including, without limitation, the American with Disabilities Act of 1992 (“Applicable Legal Requirements”): ‘provided. however. that such representation shall be no greater than Overlandlord’s representations to Sublandlord in Article 9 or any other Article or Section in that certain lease between Overlandlord and Sublandlord’s predecessor-in-interest, dated as of September 6, 1996 (as amended, the “Overlease”). Sublandlord agrees to deliver the Additional Premises (including the life safety systems therein) in a condition that complies with all Applicable Legal Requirements, with fully code-compliant sprinklers and fire safety equipment installed as required, and access to base-building lavatories in compliance with all Applicable Legal Requirements.

(iii)           Sublandlord represents and warrants to Subtenant that as of the date hereof (which shall be deemed to be remade as of the Additional Premises Commencement Date), to the best of its knowledge, the Additional Premises are free of known asbestos and other hazardous materials; provided, however, that such representation shall be no greater than Overlandlord’s representations to Sublandlord in Sections 4.4 and 9.2 or any other Article or Section in the Overlease. In addition, prior to the Additional Premises Commencement Date, Sublandlord shall deliver to Subtenant a duly and properly issued copy of the ACP-5 Form issued with respect to the Additional Premises. To the extent that such ACP-5 Form reveals the existence of asbestos or other hazardous materials in the Additional Premises, Sublandlord shall be responsible, at its sole cost and expense, for the prompt removal or abatement of such asbestos or other hazardous materials in full compliance with all Applicable Legal Requirements. In such event, the Additional Premises Commencement Date shall be delayed until the date on which Sublandlord delivers possession of the Additional Premises to Subtenant free from all such asbestos and other hazardous materials and in compliance with all other terms and conditions of the Sublease.

(e)           Subtenant’s occupancy of any part of the Additional Premises shall be conclusive evidence, as against Subtenant, that (1) Subtenant has accepted possession of the Additional Premises in their then current condition, latent defects relating to or arising from existing tenant installments excepted, and (2) subject to the repair and maintenance obligations of Overlandlord under the Overlease, the Additional Premises, the Premises and, to the best of Subtenant’s knowledge, the Building are in a good and satisfactory condition as required by this Amendment. Notwithstanding the foregoing, nothing in the Sublease shall be interpreted to release Overlandlord from liability for any latent defects in the Premises whether or not arising in connection with a tenant installation, and Sublandlord shall, at Subtenant’s sole cost and expense, take appropriate action to secure the remedy of any such latent defects or shall permit Subtenant to act in Sublandlord’s name as more particularly described in Section 7.1 of the Sublease.

(f)           As of the date hereof, there shall be no increase in the amount of security deposit held by Sublandlord pursuant to the Original Sublease; it being agreed that Subtenant shall continue to be entitled to a reduction in the amount of the security deposit on the second anniversary of the Sublease Commencement Date (as defined in the Original Sublease) pursuant to and in accordance with the terms of Section 1.3 of the Original Sublease. If Subtenant shall faithfully observe and perform all of the terms and conditions of the Sublease, then the security deposit shall be returned promptly to Subtenant after the expiration or earlier termination of the Sublease, as set forth in the Original Sublease.

(g)           The following Sections (or portions thereof) in the Original Sublease shall be deemed inapplicable to the subleasing of the Additional Premises: (1) all of Sections 1.5, 4.1 and 11.1; (2) the second through sixth sentences in Section 1.1; (3) Section 1.1(a); (4) the words “except that Subtenant shall not be required to pay monthly rent of $99,521 for the first four (4) months of the Sublease Term” in the last part of the first sentence in 1.1(b); and (5) the second sentence in 1.1(b).

(h)           Except as provided in this Amendment, all references in the Original Sublease to the “Premises” shall be deemed to include the Additional Premises for all purposes of the Sublease. With respect to the Additional Premises only, all references in the Original Sublease to “term”, “Sublease Term”, or “term of this Sublease” or words of similar import shall be deemed to refer to the term of the subleasing of the Additional Premises and all references to “termination or expiration of this Sublease” or words of similar import shall be deemed to refer to the termination or expiration of the subleasing of the Additional Premises. Each reference in the Original Sublease to “this Sublease”, “herein”, “hereunder” or words of similar import shall be deemed to refer to the Sublease.

3.           Modifications. (a) Effective as of the Additional Premises Commencement Date, Section 14.1 of the Original Sublease is hereby deleted and replaced with the following:

“Subtenant shall pay Sublandlord, at the times and in the manner specified herein, any and all charges payable under the Sublease for 100% of the electric current used in the Premises, without markup, as reflected on the two sub-meters that exclusively register the usage of electricity on the 8th floor.”

(b)           Effective as of the Additional Premises Commencement Date, Section 15.1 of the Original Sublease is hereby amended by adding the following sentence at the end of the second paragraph:

“Notwithstanding the foregoing. Subtenant shall have no liability to Sublandlord for Subtenant’s failure to comply with the provisions of this paragraph so long as: (1) Overlandlord and Subtenant enter into a separate agreement pursuant to which Overlandlord permits Subtenant to use and occupy the Premises after the expiration of the Sublease Term; and (2) Overlandlord agrees that Sublandlord shall in no way be liable under the Overlease for Subtenant’s use and occupancy of the Premises after the expiration of the Sublease Term.”

4.           Brokerage. Each of Sublandlord and Subtenant represents and warrants to the other that it has not dealt with any broker in connection with this Amendment, other than CB Richard Ellis (the “Broker”) and that, to the best of its knowledge, no other broker negotiated this Amendment or is entitled to any fee or commission in connection herewith. Sublandlord shall pay the Broker any commission which may be due in connection with this Amendment pursuant to a separate agreement or agreements. Each of Sublandlord and Subtenant shall indemnify. defend. protect and hold the other party harmless from and against any and all losses. liabilities, damages. claims. judgments, fines. suits, demands. costs. interest and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) incurred in connection with any claim, proceeding or judgment and the defense thereof which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent (other than the Broker) arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Amendment. or the above representation being false. The provisions of this Section 3 shall survive the expiration or earlier termination of the term of the Sublease.

5.           Representations and Warranties. (a) Subtenant represents and warrants to Sublandlord that, as of the date hereof (which shall be deemed to be remade as of the Additional Premises Commencement Date), (i) the Sublease is in full force and effect and has not been modified except pursuant to this Amendment; (ii) there are no defaults by Subtenant existing under the Original Sublease beyond the expiration of any applicable notice and cure periods; (iii) there exist no valid abatements, causes of action, counterclaims, disputes, defenses, offsets, credits, deductions, or claims against the enforcement of any of the terms and conditions of the Original Sublease; (iv) this Amendment has been duly authorized, executed and delivered by Subtenant and constitutes the legal, valid and binding obligation of Subtenant; (v) Sublandlord has paid all amounts and performed all work required to be paid or performed under the Sublease in connection with Subtenant’s initial occupancy of the Premises under the Original Sublease; and (vi) to the best of Subtenant’s knowledge, Sublandlord is not in default of any of its obligations or covenants under the Original Sublease.

(b)           Sublandlord represents and warrants to Subtenant that, as of the date hereof (which shall be deemed to be remade as of the Additional Premises Commencement Date), (i) the Sublease is in full force and effect and has not been modified except pursuant to this Amendment; (ii) there are no defaults by Sublandlord existing under the Original Sublease beyond the expiration of any applicable notice and cure periods; (iii) there exist no valid abatements, causes of action, counterclaims, disputes, defenses, offsets, credits, deductions, or claims against the enforcement of any of the terms and conditions of the Original Sublease; (iv) this Amendment has been duly authorized, executed and delivered by Sublandlord and constitutes the legal, valid and binding obligation of Sublandlord; (v) Sublandlord has paid all amounts and performed all work required to be paid or performed under the Sublease in connection with Subtenant’s initial occupancy of the Premises under the Original Sublease; (vi) to the best of Sublandlord’s knowledge, Subtenant is not in default of any of its obligations or covenants under the Original Sublease; (vii) Sublandlord is the holder of the interest of the tenant under the Overlease; (viii) the Overlease is in full force and effect and has not been modified except pursuant to the amendments listed on Exhibit A to the Original Sublease; and (ix) neither Sublandlord nor Overlandlord is currently in default under the terms of the Overlease, nor are any conditions present that could ripen into a default under the terms of the Overlease.

6.           Miscellaneous. (a) Except as set forth herein, nothing contained in this Amendment shall be deemed to amend or modify in any respect the terms of the Original Sublease and such terms shall remain in full force and effect as modified hereby. If there is any inconsistency between the terms of this Amendment and the terms of the Original Sublease, the terms of this Amendment shall be controlling and prevail.

(b)           This Amendment contains the entire agreement of the parties with respect to its subject matter and all prior negotiations, discussions, representations, agreements and understandings heretofore had among the parties with respect thereto are merged herein.

(c)           This Amendment may be executed in duplicate counterparts. each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

(d)           This Amendment shall not be binding upon Sublandlord or Subtenant unless and until each party hereto shall have delivered a fully executed counterpart of this Amendment to the other party.

(e)           This Amendment shall be binding upon and inure to the benefit of Sublandlord and Subtenant and their successors and permitted assigns.

(f)           This Amendment shall be governed by the laws of the State of New York without giving effect to conflict of laws principles thereof.

(g)           The captions, headings, and titles in this Amendment are solely for convenience of reference and shall not affect its interpretation.

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IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Amendment as of the day and year first above written.

SUBLANDLORD:

MEREDITH CORPORATION

By:	/s/ Joseph Ceryanec
Name:	Joseph Ceryanec
Title:	CFO

SUBTENANT:

INTRALINKS, INC.

By:	/s/ Anthony Plesner
Name:	Anthony Plesner
Title:	CFO

EXHIBIT A
ADDITIONAL PREMISES

EXHIBIT B
FURNITURE, FIXTURES AND EQUIPMENT

To be provided

INVENTORY

Offices desks	7
Workstations	53
Desk chairs	68
Guest chairs	28
Guest tables	17
Conference tables	2
Café tables	3
Cafe stools	6
File lateral (assorted)	31
Shelving	22